EXHIBIT 21.1

Subsidiary	Jurisdiction of Incorporation or Organization
Ciena Communications, Inc.	Delaware
Ciena Canada ULC	Canada
Ciena Switzerland GMBH	Switzerland
Ciena Global Holding, LP	Scotland